Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +44 20 7614 2230 dgottlieb@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

, 2024

Artius II Acquisition Inc.
3 Columbus Circle, Suite 1609
New York, New York 10019

Ladies and Gentlemen:

We have acted as special United States counsel to Artius II Acquisition Inc., a Cayman Islands exempted company (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offering and sale by the Company of 28,750,000 units (the “Units”) (including up to 3,750,000 additional Units to be sold by the Company upon the exercise of the underwriter’s option to purchase additional Units). Each Unit has an offering price of $10.00 and is comprised of (a) one Class A ordinary share of the Company, par value $0.0001 per share (the “Shares”), (b) one right entitling the holder thereof to receive one twenty-fifth (1/25) of one Share upon the consummation of an initial business combination (a “Right”), to be issued under a rights agreement (the “Rights Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as rights agent, and (c) one contingent right to receive a pro rata share of 1,250,000 (or 1,437,500 if the underwriter’s over-allotment option is exercised in full) Shares at the distribution time (as defined in the Registration Statement) under certain circumstances (a “Contingent Right”), to be issued under a contingent rights agreement (the “Contingent Rights Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as rights agent, concurrently with the forfeiture by the Company’s sponsor, Artius II Acquisition Partners LLC, of an equal number of Class B ordinary shares of the Company, par value $0.0001 per share.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of Unit certificate, included as Exhibit 4.1 to the Registration Statement;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

Artius II Acquisition Inc., p. 2

(c)	the form of Right certificate, included as Exhibit 4.3 to the Registration Statement;

(d)	the form of Rights Agreement, included as Exhibit 4.4 to the Registration Statement;

(e)	the form of Contingent Rights Agreement, included as Exhibit 4.5 to the Registration Statement; and

(f)	the form of underwriting agreement between the Company and Santander US Capital Markets LLC, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Units and the Rights conform to the specimen thereof that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.          When the Units have been delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, the Units will be the valid, binding and enforceable obligations of the Company in accordance with their terms under the law of the State of New York.

2.          When the Units have been delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, the Rights included in such Units will be the valid, binding and enforceable obligations of the Company in accordance with their terms under the law of the State of New York.

3.          When the Units have been delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, the Contingent Rights included in such Units will be the valid, binding and enforceable obligations of the Company in accordance with their terms under the law of the State of New York.

Artius II Acquisition Inc., p. 3

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The foregoing opinions are limited to the law of the State of New York.

Artius II Acquisition Inc., p. 4

We hereby consent to the use of our name in the prospectus constituting part of the Registration Statement under the heading “Legal Matters” as counsel for the Company and to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By
David I. Gottlieb, a Partner